Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Journal Communications, Inc. for the registration of 3,500,000 shares of its Class B common stock and to the incorporation by reference therein of our report dated January 26, 2004, with respect to the consolidated financial statements and schedule of Journal Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
August 23, 2004